Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 6th day of August, 2003, is made by and between National Beef Packing Company, LLC, a Delaware limited liability company (“National Beef”), and Timothy M. Klein (“Executive”).

WHEREAS, Executive has been employed by Farmland National Beef Packing, L.P., a Delaware limited partnership and a predecessor of National Beef (“Farmland L.P.”), pursuant to an employment agreement dated as of November 15, 2000, as amended (the “Prior Agreement”);

WHEREAS, Executive and certain of his affiliates are members of National Beef and have executed, in their capacities as members, the Limited Liability Company Agreement of National Beef dated as of the date hereof (the “LLC Agreement”), which LLC Agreement contains certain rights and obligations of National Beef and Executive relating to Executive’s ownership of membership interests in National Beef;

WHEREAS, Executive and National Beef are parties to a Deferred Equity Incentive Compensation Agreement dated as of the date hereof (the “Deferred Equity Incentive Compensation Agreement”), pursuant to which Executive will be issued as deferred compensation additional membership interests in National Beef on the terms and upon the occurrence of the events specified therein in lieu of accrued but unpaid bonuses which upon the occurrence of certain events would be owed to Executive pursuant to the Prior Agreement; and

WHEREAS, National Beef desires to employ Executive and Executive desires to be employed by National Beef, and National Beef and Executive desire to terminate the Prior Agreement and supersede it, in its entirety, with this Agreement and the Deferred Equity Incentive Compensation Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions herein, National Beef will employ Executive, and Executive will be employed by National Beef, hereunder as the President and Chief Operating Officer (“President”) of National Beef, from the date hereof (the “Effective Date”) until and including the earlier of: (a) the last day of the fiscal year ending on or about August 27, 2011, or such later date as the parties may agree (the “Expiration Date”); or (b) the date such employment shall otherwise have been terminated in accordance with Section 4 (the “Termination Date”): (the period from the Effective Date until the earlier of the Expiration Date or the Termination Date being sometimes referred to herein as the “Term”). The occurrence of either the Expiration Date or the Termination Date and the resulting discontinuation of Executive’s services to National Beef hereunder shall not affect the rights and obligations of Executive or any of his affiliates pursuant to the LLC Agreement or the Deferred Equity Incentive Compensation Agreement except as may be otherwise expressly set forth in this Agreement, the Deferred Equity Incentive Compensation Agreement or the LLC Agreement.

2. Location of Employment. Executive’s principal places of employment shall be at the principal executive offices of National Beef located in Kansas City, Missouri or at such other location as deemed necessary by National Beef.

3. Compensation.

a. Annual Salary. Executive shall be paid by National Beef a salary at the annual rate of $500,000 for each 12-month period during the Term, pro-rated for any portion thereof, payable in substantially equal monthly installments on or before the last day of each monthly period with respect to each such period, less normal withholdings.

b. Quarterly Bonus. For each full fiscal quarter of National Beef commencing on the first day of the fiscal year beginning on or about August 31, 2003 and continuing through the fiscal year ending on or about August 30, 2008, Executive shall, if he is employed by National Beef hereunder as of the last day of each such fiscal quarter or as otherwise described herein, be paid by National Beef a quarterly bonus (a “Quarterly Bonus”) equal to $37,500 each fiscal quarter; provided, however, that if National Beef is prohibited during the first thirty (30) days following the last day of any fiscal quarter from making a “Restricted Payment” of at least $1.00 pursuant to the Indenture governing National Beef’s Senior Notes due 2011 (after giving effect to all such Restricted Payments made prior thereto during such thirty (30) day period), National Beef shall instead (a) pay the Executive $18,000 of such Quarterly Bonus with respect to such fiscal quarter, and (b) pay the Executive the balance, without interest, of such Quarterly Bonus with respect to such Fiscal Quarter at the earliest possible date on which National Beef is permitted to make such a Restricted Payment in the amount of at least $1.00. Any Quarterly Bonus payable with respect to a fiscal quarter shall be payable, less normal withholdings, on or before the date (the “Quarterly Bonus Date”) that is thirty (30) days following the end of such fiscal quarter, except to the extent deferred and payable as provided in clause (b) to the proviso to the immediately preceding sentence.

c. Annual Bonus. For each full fiscal year of National Beef during the Term, Executive shall, if he is employed by National Beef hereunder as of the last day of such fiscal year, or as otherwise described herein, be paid by National Beef an annual incentive bonus (an “Annual Bonus”) equal to: (a) if National Beef’s earnings before taxes (“EBT”) for such fiscal year exceeds $20,000,000, one and three-eighths percent (1.375%) of the amount of such excess, up to EBT of $80,000,000; plus (b) if EBT for such fiscal year exceeds $80,000,000, one-half of one percent (.5%) of such excess.

Any Annual Bonus accruing with respect to a fiscal year shall be payable, less normal withholdings, on or before the date (the “Annual Bonus Date”) that is the later of: (a) sixty (60) days following the end of such fiscal year; or (b) ten (10) days following receipt by the National Beef Board of Managers (“Board”), from National Beef’s accountants, of all completed financial statements that are relevant to the calculation of such Annual Bonus. For purposes of calculating any Annual Bonus under this Section 3(c), National Beef’s EBT shall be determined by National Beef’s accountants using generally accepted accounting principles consistently applied.

d. Long-Term Incentive Plan.

(i) Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 26, 2006, or as otherwise described herein, be paid by National Beef a long-term incentive bonus (“First Long-Term Bonus”), equal to: (a) if National Beef’s cumulative earnings before interest and taxes (“EBIT”) during the period from the first day of the fiscal year beginning on or about August 31, 2003, through the last day of the fiscal year ending on or about August 26, 2006, exceeds $115,000,000, three and nine-tenths percent (3.9%) of such excess, up to cumulative EBIT of $150,000,000 during such period; plus (b) if such cumulative EBIT exceeds $150,000,000, one and one-tenth percent (1.1%) of such excess, up to cumulative EBIT of $175,000,000; plus (c) if such cumulative EBIT exceeds $175,000,000, six-tenths percent (.6%) of such excess. Any First Long-Term Bonus accruing under this Section 3(d)(i) shall be payable, less normal withholdings, on or before the date (“First Long-Term Bonus Date”) that is the later of: (a) sixty (60) days following the last day of the fiscal year ending on or about August 26, 2006; or (b) ten (10) days following receipt by the Board from National Beef’s accountants, of all completed financial statements that are relevant to the calculation of such First-Long-Term Bonus.

(ii) In addition to the First Long-Term Bonus, Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 29, 2009, or as otherwise described herein, be paid by National Beef another long-term incentive bonus (“Second Long-Term Bonus”) equal to: (a) if National Beef’s cumulative EBIT during the period from the first day of the fiscal year beginning on or about August 27, 2006 through the last day of the fiscal year ending on or about August 29, 2009 exceeds $115,000,000, three and nine-tenths percent (3.9%) of such excess, up to cumulative EBIT of $150,000,000; plus (b) if such cumulative EBIT exceeds $150,000,000, one and one-tenth percent (1.1%) of such excess, up to cumulative EBIT of $175,000,000; plus (c) if such cumulative EBIT exceeds $175,000,000, six-tenths percent (.6%) of such excess. Any Second Long-Term Bonus accruing under this Section 3(d)(ii) shall be payable, less normal withholdings, on or before the date (“Second Long-Term Bonus Date”) that is the later of: (a) sixty (60) days following the last day of the fiscal year ending on or about August 29, 2009; or (b) ten (10) days following receipt by the Board from National Beef’s accountants, of all completed financial statements that are relevant to the calculation of such Second Long-Term Bonus.

(iii) In addition to the First Long-Term Bonus and the Second Long-Term Bonus, Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 27, 2011, or as otherwise described herein, be paid by National Beef another long-term incentive bonus (“Third Long-Term Bonus”) equal to: (a) if National Beef’s cumulative EBIT during the period from the first day of the fiscal year beginning on or about

August 30, 2009 through the last day of the fiscal year ending on or about August 27, 2011 exceeds $76,667,000, three and nine-tenths percent (3.9%) of such excess, up to cumulative EBIT of $100,000,000; plus (b) if such cumulative EBIT exceeds $100,000,000, one and one-tenth percent (1.1%) of such excess, up to cumulative EBIT of $116,667,000; plus (c) if such cumulative EBIT exceeds $116,667,000, six-tenths percent (.6%) of such excess. Any Third Long-Term Bonus accruing under this Section 3(d)(iii) shall be payable, less normal withholdings, on or before the date (“Third Long-Term Bonus Date”) that is the later of: (a) sixty (60) days following the last day of the fiscal year ending on or about August 27, 2011; or (b) ten (10) days following receipt by the Board from National Beef’s accountants, of all completed financial statements that are relevant to the calculation of such Third Long-Term Bonus.

(iv) For purposes of calculating the First Long-Term Bonus, the Second Long-Term Bonus and the Third Long-Term Bonus under this Section 3(d), National Beef’s EBIT shall be determined by National Beef’s accountants using generally accepted accounting principles consistently applied.

e. Other Benefits. Executive shall be entitled to paid vacations, personal and sick days consistent with the policies of National Beef generally applicable to its management employees, as adopted and amended from time to time by the Board. Executive shall receive such other compensation as shall be approved by the Board. Executive shall also be entitled to participate in all benefit plans which are made available from time to time to management employees of National Beef, on terms no less favorable than those applicable to any other management employee (such plans including, without limitation, group medical, life, disability and accidental death and dismemberment insurance).

f. Support. During his employment hereunder, National Beef shall, at its expense, cause to be provided for Executive’s use, office facilities at National Beef’s principal business locations and such secretarial services Executive may reasonably require in carrying out his obligations under this Agreement.

g. Business Expenses. During his employment hereunder, Executive shall also be reimbursed by National Beef for reasonable business expenses actually incurred or paid by him, consistent with the policies of National Beef, in rendering to National Beef the services provided for herein, upon presentation of expense statements or such other supporting information as National Beef may customarily and reasonably require of its executives.

4. Termination.

a. The employment of Executive hereunder may be terminated by National Beef on at least thirty (30) days’ prior written notice if the Board reasonably determines that Executive has become permanently disabled (as hereinafter defined). Such written notice shall provide reasonable detail regarding the basis for such determination. Executive shall be deemed to be “permanently disabled,” as used in this subsection, if Executive has been substantially unable to discharge his duties and obligations hereunder with or without reasonable accommodation, by reason of illness, accident or disability for a period of 180 days in any twelve-month period.

b. The employment of Executive hereunder shall be automatically terminated on the date of Executive’s death.

c. National Beef may terminate Executive’s employment hereunder for cause (as hereinafter defined) by the vote of a majority of the full Board and in accordance with the LLC Agreement following: (i) notice to Executive of not less than fifteen (15) days setting forth in detail the nature of such cause; and (ii) a hearing before the Board at which Executive shall be entitled to representation by counsel. National Beef shall have “cause” to terminate Executive, as used in this subsection, only if Executive has: (i) refused or failed, after reasonable written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material order of the Board given to him in writing; (ii) materially and willfully breached the terms of this Agreement; (iii) demonstrated gross negligence or willful misconduct in the execution of his material assigned duties where such gross negligence or willful misconduct has resulted, or would reasonably be expected to result, in material damage to National Beef; or (iv) been convicted of a felony (A) constituting fraud, embezzlement or other illegal conduct related to his employment or (B) which has otherwise resulted, or would reasonably be expected to result, in material damage to National Beef. With respect to clauses (ii) and (iii) of the previous sentence, National Beef shall have “cause” to terminate Executive only if the damage referred to therein or resulting therefrom is not cured or avoided by Executive within thirty (30) days following the giving of the notice referred to above.

d. In addition to the circumstances set forth above in subsections (a), (b) and (c), National Beef may terminate Executive’s employment for any reason or no reason and with or without cause upon thirty (30) days’ prior written notice to Executive.

e. Executive may terminate his employment hereunder for any reason or no reason upon thirty (30) days’ prior written notice to National Beef.

f. Executive may terminate his employment hereunder forthwith at any time for good reason (as hereinafter defined) upon written notice to National Beef. For purposes of this subsection, “good reason” shall mean the occurrence of any of the following (as would reasonably be determined by a president of a company comparable in size and scope to National Beef): (i) a material reduction or adverse alteration in the duties, authorities or responsibilities of Executive as set forth in Section 5 hereof; (ii) removal of Executive from, or any failure to re-elect Executive to, any titles, offices or positions held by Executive hereunder; (iii) a reduction by National Beef in Executive’s basic salary or bonuses herein provided or as the same may be increased from time to time; and (iv) a material and willful breach by National Beef of any of its obligations to Executive hereunder.

g. If Executive’s employment is terminated pursuant to subsection (a) or (b) above, Executive (or in the case of a termination pursuant to subsection (b) above, his estate), shall be entitled to, and National Beef’s obligation hereunder shall be limited to: (i) the payment of the compensation accrued under Section 3(a) hereof and the payment of other benefits under Section 3(e) hereof, to the date of such termination plus, until the earlier of the first anniversary of such termination or the Expiration Date (such earlier date being the “Deemed Termination Date”), (A) monthly payments of salary pursuant to Section 3(a) and in the case of disability, all other benefits pursuant to Section 3(e), and (B) quarterly payments of the Quarterly Bonus pursuant to Section 3(b); (ii) the payment (A) on or before the Annual Bonus Date for the fiscal year in which such termination occurs, of the Annual Bonus payable pursuant to Section 3(c) for such fiscal year and (B) on or before the Annual Bonus Date for the fiscal year in which the Deemed Termination Date occurs, of a pro-rated amount (based on the number of days in such fiscal year) through the Deemed Termination Date of the Annual Bonus that would have accrued if Executive had remained employed hereunder through the last day of such fiscal year, in each case less normal withholdings; and (iii) the payment, on or before the First Long-Term Bonus Date (if the First Long-Term Bonus has not already been paid), the Second Long-Term Bonus Date (if the Second Long-Term Bonus has not already been paid) and the Third Long-Term Bonus Date, of a pro-rated amount (based on the number of days in the period applicable to such bonus) through the Deemed Termination Date of the amount of the First Long-Term Bonus (if not already paid), the Second Long-Term Bonus (if not already paid) and the Third Long-Term Bonus, that would have accrued if Executive had remained employed hereunder for the term applicable to such First Long-Term Bonus, Second Long-Term Bonus and/or Third Long-Term Bonus, in each case less normal withholdings.

h. If Executive’s employment is terminated by National Beef pursuant to subsection (c) above, or if Executive terminates his employment pursuant to subsection (e) above, National Beef’s obligation hereunder shall be limited to the payment of the compensation accrued under Section 3(a) hereof to the date of such termination.

i. If Executive’s employment is terminated pursuant to subsection (d) or (f) above, Executive shall be entitled to, and National Beef’s obligation hereunder shall be limited to: (i) the payment of the compensation accrued under Section 3(a) hereof to the date of such termination plus continued monthly payment of salary under Section 3(a), and continuation of benefits under Section 3(e) (subject to any necessary consent of insurers, where applicable), in each case through the Expiration Date; (ii) the payment, on or before the Quarterly Bonus Dates during the fiscal year in which such termination occurs and during each fiscal year thereafter through the Expiration Date, of the Quarterly Bonus that would have accrued during such fiscal year if Executive had remained employed hereunder through the last day of such fiscal year, less normal withholdings; and (iii) the payment, on or before the Annual Bonus Date for the fiscal year in which such termination occurs and each fiscal year thereafter through the Expiration Date, of the Annual Bonus that would have accrued for such fiscal year if Executive had remained employed hereunder through the last day of such fiscal year, less normal withholdings; and (iv) the payment, on or before the First Long-Term Bonus Date (if the First Long-Term Bonus has not already been paid), the Second Long-Term Bonus Date (if the Second Long-Term Bonus has not already been paid) and the Third Long-Term Bonus Date, of the amount of First Long-Term Bonus (if not already paid), the Second Long-Term Bonus (if not already paid) and the Third Long-Term Bonus, that would have accrued if Executive had remained employed hereunder through the Expiration Date, less normal withholdings. If consent of the applicable insurers is not received within 30 days, then an amount in cash sufficient for Executive to obtain comparable coverage will be paid to Executive in equal monthly payments through the Expiration Date.

5. Responsibilities and Authority. In his capacity as President and Chief Operating Officer of National Beef, Executive shall report to the Chief Executive Officer of National Beef, and shall have such responsibilities and authority to ensure effective management of National Beef as the CEO shall determine from time to time. Except as otherwise provided herein, Executive shall observe and carry into effect all directions of the CEO, shall have authority to take any and all actions on behalf of National Beef granted by the CEO, and except to the extent otherwise required by the Delaware Limited Liability Company Act, as amended from time to time, may execute all bonds, notes, debentures, instruments and documents providing for the acquisition, mortgage or disposition of property and other instruments and agreements for and in the name of National Beef, to the extent that such authority is granted by the CEO and in accordance with the LLC Agreement.

6. Covenant Not to Compete. Executive acknowledges that during his employment with National Beef he, at the expense of National Beef, has been and will be specially trained in the business of National Beef, has established and will continue to establish favorable relations with the customers, clients and accounts of National Beef and will have access to certain confidential and proprietary information of National Beef, all of which having economic significance to National Beef. Therefore, in consideration of this Agreement and the training and relations incident to Executive’s employment and to further protect the confidential and proprietary information of National Beef, Executive agrees that during his employment by National Beef hereunder during the Term and for a period of eighteen (18) months thereafter, he will not, directly or indirectly, without the prior written consent of National Beef:

a. own, have any interest in, or act as an officer, director, partner, member, manager, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located or doing business in the United States of America or in Mexico that is engaged, or hereafter may become engaged, in slaughtering, processing, marketing or fabricating meat or boxed meat or which is otherwise engaged in competition in any manner with any other business engaged in by National Beef, or any subsidiary of National Beef, at any time during the term of Executive’s employment hereunder;

b. divert, or attempt to divert, clients, customers (whether or not such persons have done business with National Beef once or more than once) or accounts of National Beef, regardless of their location; or

c. entice, induce or in any manner influence any person who is or shall be in the employ or service of National Beef to leave such employment or service (other than as contemplated by Section 5 hereof during his employment by National Beef).

Notwithstanding the foregoing, Executive may own not more than five percent (5%) of the outstanding equity securities of any entity engaged in competition with National Beef.

If a final judicial determination is made that any of the provisions of this Section is an unenforceable restriction against Executive, the provisions of this Section shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Section, effective as of the date first written above, to the maximum extent in favor of National Beef that is lawfully enforceable. The obligations of Executive and the rights of National Beef under this Section shall survive the termination of this Agreement.

7. Specific Performance. Recognizing that the restrictions, covenants and assurances contained in Section 6 hereof are reasonable and necessary in order to protect the legitimate business interests of National Beef, that any breach or threatened breach of any such restriction, covenant or assurance (a “Breach”) will result in substantial and irreparable damage to National Beef, and that the remedies at law for any Breach will be inadequate, National Beef shall be authorized and entitled to obtain from any court of competent jurisdiction: (a) preliminary and permanent injunctive relief, including, without limitation, mandatory injunctive relief requiring compliance with such restrictions, covenants and assurances or enjoining and restraining Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of any Breach; (b) an equitable accounting of all profits or benefits arising out of any Breach; and (c) direct, incidental and consequential damages to National Beef arising from any Breach, including, without limitation, costs and reasonable attorney’s fees sustained by National Beef by reason of the Breach: the foregoing rights and remedies being cumulative and in addition to such other rights and remedies which may be available to National Beef at law or in equity.

8. Indemnification. National Beef agrees, to the fullest extent permitted by the Delaware Limited Liability Company Act and other applicable law, to indemnify Executive against any and all claims, losses, damages or costs related in any way to Executive’s employment with National Beef or to his service as an officer or member of the Board or as a fiduciary or trustee of any benefit plan maintained by National Beef or any of its subsidiaries. National Beef will pay all attorney fees and other expenses relating in any way to this indemnification agreement and shall advance any such fees and other expenses at the request of Executive, and all payments hereunder will be fully grossed up for any tax liabilities. This indemnification agreement will continue and survive following the termination of all of Executive’s services, in any capacity, to National Beef, until the expiration of all applicable statutes of limitation. National Beef will carry a directors’ and officers’ liability insurance policy throughout the period during which the foregoing indemnification agreement survives, with terms reasonably acceptable to Executive, but Executive’s right to indemnity hereunder shall not be limited by, or to the coverage of, such insurance policy. The foregoing rights shall also not be exclusive of any other indemnification rights arising under the LLC Agreement or other agreement or resolution or other decision of the members or Board of National Beef and shall inure to the benefit of the heirs and legal representatives of Executive. Notwithstanding the foregoing, any such indemnification of Executive shall be limited to circumstances or to events where (a) either (i) the Executive, at the time of the action or inaction in question, determined in good faith that his course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Executive, the Executive did not intend his inaction to be harmful or opposed to the best interests of the Company, and (b) the Executive’s conduct did not constitute fraud or willful misconduct by the Executive.

9. Executive’s Representation. Executive represents and warrants to National Beef that neither the execution nor delivery of this Agreement, nor the performance of Executive’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Executive is a party or under which Executive is bound, including without limitation, the breach by Executive of a fiduciary duty to any former employer.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive law (but not the conflict of law principles) of the State of Kansas.

11. Costs of Enforcement. Subject to the provisions of Section 19 hereof, if either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all fees, costs and expenses of enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals.

12. Entire Agreement. This Agreement, together with the Deferred Equity Incentive Compensation Agreement, shall constitute the whole agreement of the parties hereto in reference to any employment of Executive by National Beef and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment, and all prior agreements, promises, representations and understandings relative thereto are hereby superseded. Without limiting the generality of the foregoing, this Agreement, together with the Deferred Equity Incentive Compensation Agreement, shall supersede and replace any and all existing employment agreements or arrangements which Executive may have with National Beef or its predecessor in interest, including, without limitation, the Prior Agreement.

13. Assignability.

a. In the event that National Beef shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity, or all or substantially all of National Beef’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, then this Agreement shall automatically be assigned to the surviving entity of such merger or consolidation or the purchaser of assets, who shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, National Beef hereunder.

b. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other parties hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 13(a).

c. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

14. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

15. Notice. All notices, requests and other communications hereunder shall be in writing and: (i) if given by telegram or telex, shall be deemed to have been validly served, given or delivered when sent; (ii) if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery; (iii) if sent by overnight courier service, shall be deemed to have been validly served, given or delivered on the next business day after delivery to such overnight courier service; (iv) if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and, in the case of (iii) or (iv) hereof, addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice); and (v) if sent by facsimile, shall be deemed to have been validly served, given or delivered upon receipt of facsimile confirmation;

If to National Beef:

National Beef Packing Company, LLC

c/o U.S. Premium Beef, Ltd.

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention: Steven D. Hunt

Fax: (816) 713-8810

With a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

Attention: Mark J. Hanson

Fax: (612) 371-3207

If to Executive:

Timothy M. Klein

2100 Winding Woods Drive

Liberty, Missouri 64068

Fax: (816) 713-8852

With a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention: C. Todd Boes

Fax: 617-951-7050

16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Survivability. The rights and obligations of the parties to this Agreement under Sections 4, 6, 7, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and all provisions of this Agreement necessary for the enforcement of those rights and obligations, shall survive the termination of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one Agreement.

19. Dispute Resolution.

a. To the fullest extent permitted by law, and subject to the provisions of Section 4(c) and Section 7 hereof, the parties agree in the event of any alleged breach hereof to submit the dispute for resolution by “mini-trial,” unless either party believes that such procedure is inappropriate for the matter in controversy. Such mini-trial shall be conducted in accordance with the Center for Public Resources (CPR) Mini-Trial Agreement for Business Disputes before a panel consisting of a person with full decision-making authority designated by each party and a neutral advisor selected jointly by the parties. Limited discovery shall be permitted as agreed by the parties. The mini-trial shall be conducted in Kansas City, Missouri at an agreed time, place and date. Arguments may be presented by counsel or others as each party deems appropriate. Each party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and argument. No recording of the proceeding shall be permitted. Executive may have present and consult with other advisors as deemed appropriate. Such proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding. If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each party and shall be enforceable by and binding upon each party. In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding, either party may initiate arbitration as provided in subsection (b) below. The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

b. Subject to the provisions of Section 4(c) and Section 7 hereof, in the event either party has determined that the mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be resolved by binding arbitration in Kansas City, Missouri in accordance with the rules of the Uniform Arbitration Act. Such arbitration shall be initiated by either party by notifying the other party in the same manner as a summons or by registered mail return receipt requested and requesting a panel of five arbitrators from the American Arbitration Association. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains. Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator in the same manner as a summons or by registered mail return receipt requested who shall hold a hearing(s) within sixty (60) days of the notice. To the fullest extent permitted by law, reasonable discovery, including depositions, shall be permitted. Discovery issues shall be decided by the arbitrator. Post-hearing briefs shall be permitted. The arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees for such arbitration will be divided equally among the participating parties.

20. Confidentiality.

a. Executive acknowledges that he will obtain certain confidential information and trade secrets (“Confidential Information”) about National Beef during his employment, that this information was obtained by National Beef at great expense and the information is zealously guarded by National Beef from unauthorized disclosure. In recognition of the foregoing, the Executive will not at any time during his employment or following his termination of employment for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to National Beef’s business, including, but not limited to: its products, business methods and techniques; trade secrets, data, specifications, developments, and research activity; marketing and sales strategies, information and techniques; long and short term plans; business policies; current and prospective customer lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of National Beef, except for disclosure necessary in the course of the Executive’s duties. Confidential Information shall not include information that: (i) at the time of disclosure or thereafter is (x) in the public domain or becomes generally known to the public through no fault of Executive or (y) not treated as confidential by National Beef; (ii) was available to the Executive on a non-confidential basis from a source other than National Beef, provided that such source was not known by the Executive to be bound by a confidentiality agreement with National Beef; (iii) is known to Executive prior to receipt thereof from National Beef (or any predecessor of National Beef); or (iv) the Executive is legally compelled to disclose. This confidentiality provision is intended by the parties to be enforceable regardless of whether the protected information legally constitutes “trade secrets.”

b. Executive agrees that, upon termination of his employment with National Beef, whether voluntary or involuntary, he will promptly deliver to National Beef (and will not keep in his possession or deliver to anyone other than National Beef) all Confidential Information in his possession, including, without limitation, all records, data, notes, reports, proposals, lists, correspondence, business plans, and other documents or property pertaining to the Confidential Information and all reproductions and extracts thereof. Executive acknowledges and agrees that all such materials are the sole property of National Beef and that he will certify to National Beef at the time of his termination that he has complied with this obligation.

21. Offset. National Beef shall not offset any amounts owing on the compensation payable pursuant to Section 3(a) hereof, Quarterly Bonus, the Annual Bonus, the First Long-Term Bonus, the Second Long-Term Bonus or the Third Long-Term Bonus, absent a final judicial determination of a monetary damage award payable by Executive to National Beef.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement date first above written.

“Executive” /s/ Timothy M. Klein
Timothy M. Klein

“National Beef”
National Beef Packing Company, LLC

By:	/s/ Steven D. Hunt
Its:	Chairman